EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
HealthSpring, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-151163 and No. 333-131654) on Forms S-8 of HealthSpring, Inc. of our reports dated February 23, 2009, with respect to the consolidated balance sheets of HealthSpring, Inc. and subsidiaries, as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows in each of the years in the three-year period ended December 31, 2008, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of HealthSpring, Inc.
KPMG LLP

Nashville, Tennessee
February 23, 2009

123